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                                                                    Exhibit 99.7

[LITHIUM LETTERHEAD]


For Immediate Release

                         LITHIUM TECHNOLOGY CORPORATION
                 COMPLETES FIRST PART OF STRATEGIC RESTRUCTURING

Plymouth Meeting, PA, January 9, 2002. Lithium Technology Corporation ("LTC", the "Company") (OTC Bulletin Board LITH.OB), a pilot line stage rechargeable lithium battery manufacturer, announced today that it had completed the first step in a previously announced strategic restructuring of the Company. (See LTC press release of December 12, 2001.) In the first phase, LTC and Ilion Technology Corporation formally terminated their Merger Agreement to pave the way for LTC's planned merger with the German lithium polymer battery company GAIA Akkumulatorenwerke GmbH ("GAIA") as part of a new equity financing initiative orchestrated by Arch Hill Capital N.V. ("Arch Hill") of the Netherlands, the sole stockholder of GAIA.

Under the Merger Termination Agreement, Ilion sold $3,949,000 in notes to Arch Hill and converted the balance of $1,300,000 in notes into 13,000,000 shares of restricted LTC common stock. Ilion also received warrants to purchase a total of 12,500,000 shares of LTC common stock, an increase of 5,000,000 warrants over the number in the original Merger Agreement. In addition, LTC and Ilion entered into reciprocal technology licensing agreements.

Definitive agreements relating to the merger with GAIA through a share exchange and an equity financing of approximately $6,000,000 are presently being coordinated by all parties. The financing transaction is expected to close in two stages between now and the end of the first quarter of 2002 and is a condition precedent to the merger. GAIA's merger into LTC is proceeding as planned and is expected to be completed during this same timeframe after all German government consents have been received. Arch Hill will advance monies to LTC to enable the Company to meet its working capital needs until the financing closes. Funds provided by Arch Hill for this purpose will be applied against the principal at closing.

New York based Colebrooke Capital continues to act as advisor to LTC in this transaction and in the planned repositioning of the Company to enhance shareholder value.

LTC and GAIA are already working together in focusing their combined technologies and operational capabilities on two major applications areas which show great promise: (1) advanced automotive batteries for 42-volt systems and Hybrid Electric Vehicles (HEVs); and (2) large stationary batteries for renewable energy markets. It is LTC's conviction that both of these areas present rapidly expanding market opportunities for the Company's unique large footprint
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flat cells and large stacked cell battery assemblies, as well as for GAIA's large wound cells in hermetically sealed prismatic containers. LTC and GAIA remain on track to deliver prototype 42-volt batteries to a major German automobile manufacturer in the first quarter of 2002. Many niche opportunities presently exist which will allow LTC and GAIA to begin generating revenues as these major markets develop. The two companies are also exploring several options for achieving volume production capabilities to meet market demands, including joint ventures with other key players.

LTC's Chairman & CEO, David J. Cade, said: "Although LTC's relationship with Ilion evolved in a different manner than was originally envisioned, we view the outcome as being very positive for both companies. LTC, together with GAIA, enthusiastically welcomes the opportunity to embark on a new course which we believe will benefit all LTC shareholders, including Ilion as well as our new investors."

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

CONTACT:
LITHIUM TECHNOLOGY CORPORATION                    COLEBROOKE CAPITAL, INC.
PHONE: (610) 940-6090 EXT. 108                    PHONE: (212) 583-9086
FAX:     (610) 940-6091                           FAX:     (212) 583-9580
E-MAIL: INVESTORRELATIONS@LITHIUMTECH.COM         E-MAIL: SKCOLEBROOKE@INAME.COM